Exhibit 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002

NEWS RELEASE

Contact:	Scott Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP TO ACQUIRE LARGE RESOURCE BASE WITH 359 MMBOE OF TOTAL

ESTIMATED RESERVES IN THE PROLIFIC PICEANCE BASIN IN COLORADO

FOR $946 MILLION

Houston, Texas – April 18, 2007 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced that it has entered into a definitive agreement to acquire from a private company all of its interests in oil and gas producing properties, covering over 60,000 gross acres/55,000 net acres, over 200 producing/productive wells and over 3,000 additional potential drilling locations in the Mesaverde geologic section of the prolific Piceance Basin in Colorado, plus the associated midstream assets including a 25 percent interest in the Collbran Valley Gathering System. PXP will pay $900 million in cash and issue one million shares of PXP common stock. The transaction is valued at approximately $946 million, based on PXP’s closing price on April 17, 2007. The effective date of the transaction is January 1, 2007.

The properties currently produce approximately 6,000 barrels of oil equivalent per day of which nearly 97 percent is natural gas. PXP estimates proved reserves are approximately 64 million barrels of oil equivalent (MMBOE) with an additional 295 MMBOE of unproven resource potential, totaling 359 MMBOE of total estimated reserves (proved, probable and possible reserves).

“The Piceance Basin is one of the most prolific basins in the United States. This transaction provides PXP a meaningful acreage position with substantial reserve and production growth opportunities. We have identified over 3,000 drilling locations each with an estimated ultimate recovery of nearly 1.0 billion cubic feet equivalent per well. With 5 drilling rigs operating, we expect to initially drill about 100 wells per year. We are confident 2007 will be another highly successful year for PXP and its shareholders. This accretive acquisition is an immediate contribution to accelerating PXP’s per share growth,” said James C. Flores, PXP’s Chairman, President and Chief Executive Officer.”

Following the acquisition PXP’s operations will be concentrated in California, Colorado and the Gulf Coast region. The transaction is expected to close during the second quarter subject to customary closing conditions. PXP intends to fund the acquisition with borrowings under its bank credit facility. Lehman Brothers Inc. acted as the financial advisor and rendered a fairness opinion to PXP.

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PXP will host a conference call to discuss this announcement at 10:00 a.m. Central time today. Investors wishing to participate may dial 1-800-567-9836 or international: 1-973-935-8460. The replay will be available through May 2, 2007 and can be accessed by dialing 1-877-519-4471 or international: 1-973-341-3080, Replay ID: 8707092. Slides for the presentation will be available in the Investor Information section of PXP’s website, http://www.pxp.com on the day of the conference call and for 60 days after the event date.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	completion of the proposed acquisition,

*	reserve and production estimates,

*	oil and gas prices,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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